MASTERPIECE TECHNOLOGY GROUP, INC.
455 Wards Corner Road ~ Loveland, Ohio 45140 ~ 513-831-6647 ~ FAX 513-831-5633

Mr. Monte McKeehen					July 6, 2000
2001 6th Avenue
Westin Building   Suite 3400
Seattle, WA  98121

Dear Mr. McKeehen,

The purpose of this letter is to confirm Monte C. McKeehen ("Advisor") the appointment by the Board of Directors to act as legal advisor to MTG in connection with Company issues relating to corporate documents, litigation and other matters as may relate to corporate legal concerns. The board also confirms that the Advisor is being retained hereunder by and solely for the benefit of the Board of MTG and not by any third parties, including the Company's shareholders. In connection with our engagement the Advisor will provide the following services:

(a) will provide advice to the Board, from time to time as it may request, on matters relating to corporate legal matters;
(b) will provide advice, direction and interaction (Advice) to the Board, from time to time, as it may relate to various litigation matters including Russell Koch.

1. The Advice will be prepared in accordance with the professional judgment of the Advisor and will comply with applicable securities law requirements. The Advisor and will discuss with the Board and its counsel policy requirements before delivering the Advice. Any Advice to be provided hereunder will be made subject to and will be based upon such limitations, qualifications and reservations as the Advisor, in his judgment, deems necessary or prudent in the circumstances.

2. In connection with the performance of legal advisory services hereunder, Advisor will keep confidential and will use only for the purpose of performing the services described herein all information, whether written or oral, acquired from the Board and the Company in connection with our work hereunder, except:
(iv) information which was available to the public prior to the engagement or which thereafter becomes available to the public other than through a breach by parties of obligations hereunder; (v) information which was known to Advisor prior to the engagement; and (vi) information which Advisor is required to disclose by law (including applicable securities law requirements) or in connection with legal process or legal or regulatory proceedings. Advisors obligation under this section will survive the completion of this engagement.

3. In consideration for our services hereunder, the Company will pay the Advisor $12,000 in the form of free trading stock valued at $1.00 per share which is twelve thousand (12,000) shares of MTG free trading stock.

4. The Company agrees to indemnify and hold the Advisor to the fully extent permitted by law, harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatsoever nature or kind (collectively, "Losses"), to which an Indemnified Party may become subject by reason of the performance of professional services rendered hereunder.

5. If Advisor is requested to perform services in addition to those described above, the terms and conditions relating to such services will be outlined in a separate letter agreement and the fees for such services will be negotiated separated and in good faith and will be consistent with fees paid for similar services.

6. The term of this agreement will be for a period beginning as of the date of your acceptance of this Agreement and ending on March 31, 2001.

7. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio.

8. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or unenforceability of any other provisions of this Agreement.

9. The Agreement resulting from acceptance of this letter constitutes the entire agreement between the parties with respect to the services described herein and supersedes any prior agreements or understandings made between the parties with respect thereto. No modification or amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by the parties hereto.

If the foregoing correctly reflects the basis upon which the Company agrees to retain the Advisor, please sign and return one copy of this Agreement to us.


/s/ Newell Crane					/s/ Monte C. McKeehen
Newell Crane, CEO			 	Monte C. McKeehen, Advisor
Masterpiece Technology Group, Inc.